Exhibit 5

DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 www.dlapiper.com

September 12, 2008

Highwoods Properties, Inc.

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

Re:	5,500,000 Shares of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Highwoods Properties, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (registration no. 333-149733) (the “Registration Statement”) that became effective pursuant to Rules 401(g) and 462(e) promulgated under the Securities Act of 1933, as amended, upon filing with the Securities and Exchange Commission (the “Commission”). The Registration Statement related to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated March 14, 2008, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to 5,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), as described in the Prospectus, and a prospectus supplement dated September 8, 2008 (the “Prospectus Supplement”). This opinion letter is rendered pursuant to Item 9.01 of Form 8-K and Item 601(b)(5) of Regulation S-K.

We are familiar with the proceedings taken to date by the Company with respect to the proposed issuance and sale of the Shares pursuant to the terms of the Underwriting Agreement dated September 8, 2008 by and among the Company, Highwoods Realty Limited Partnership and Morgan Stanley & Co. Incorporated, as representative of several underwriters named therein (the “Underwriting Agreement”). We have also examined copies of the Company’s Amended and Restated Charter (the “Charter”), the Company’s Bylaws and such other materials and matters as we have deemed necessary for the issuance of this opinion. In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

Based upon and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Underwriting Agreement with respect to the Shares described in the Prospectus Supplement, against payment of the consideration set forth therein, are validly issued, fully paid and non-assessable.

Highwoods Properties, Inc.

September 12, 2008

Page Two

Our opinion set forth above is subject to the following general qualifications and assumptions:

1.	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement the opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinion.

2.	We have made no investigation as to, and we express no opinion concerning, any laws other than the Maryland General Corporation Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting the Maryland General Corporation Law and such applicable provisions of such Constitution, and we do not express any opinion herein concerning any other laws.

3.	Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4.	We assume that the issuance of the Shares, together with all outstanding shares, will not cause the Company to issue shares of common stock in excess of the number of such shares authorized by the Company’s Charter.

5.	We assume that none of the Shares will be issued in violation of Article VI of the Charter.

6.	Our opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Company’s current report on Form 8-K, filed with the Commission on the date hereof, portions of which are incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)